Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-71321, 333-205880 and 333-207640) on Form S-8 and (No. 333-276166) on Form S-3 of our report dated February 5, 2024, with respect to the consolidated financial statements of Norfolk Southern Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
February 5, 2024